Exhibit 10.2

FIRST AMENDMENT TO

MANAGEMENT STOCKHOLDER’S AGREEMENT

FIRST AMENDMENT, dated October 27th, 2010, to that certain Management Stockholder’s Agreement (as amended or supplemented from time to time) by and among Nielsen Holdings B.V. (f/k/a Valcon Acquisition Holding B.V. a private company with limited liability incorporated under the laws of The Netherlands (the “Company”), Valcon Acquisition Holding (Luxembourg) S.à.r.l., a private limited company incorporated under the laws of Luxembourg (“Luxco”) and the undersigned Management Stockholder (such agreement, the “Management Stockholders Agreement”). All capitalized terms used in this Amendment but not defined herein shall have the meaning ascribed to such terms under the Management Stockholders Agreement.

WHEREAS, it has been agreed that, on and after any initial Public Offering (subject to the expiration of any Lock-Up Period), the Management Stockholder would be permitted to exercise any vested Options that he currently holds through a cashless exercise arrangement pursuant to which the Option Exercise Price and minimum tax withholding due in respect of such exercise would be paid using the proceeds of shares of Stock otherwise deliverable upon the exercise of any such Options; provided, that any such shares would be counted towards the number of shares that the Management Stockholder would otherwise be entitled to register and sell upon the exercise of any Piggyback Registration Rights pursuant to Section 7 of the Management Stockholders Agreement;

WHEREAS, the Company, Luxco and the Management Stockholder have agreed to amend the Management Stockholders Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements specified in this Amendment, the parties hereto hereby agree as follows:

1. Amendment to Management Stockholders Agreement.

(a) The first sentence of Section 3(a) of the Management Stockholders Agreement is hereby amended by inserting an additional proviso at the end of such sentence that reads as follows:

“; provided, further, however, that following an initial Public Offering (but subject to the expiration of any applicable Lock-Up Period), the Management Stockholder may nevertheless transfer Option Exercise Shares pursuant to a Cashless Exercise Program.”

(b) Section 5(b) of the Management Stockholders Agreement is hereby amended by inserting the following term after the defined term “Call Period” and before the defined term “Cause”:

“Cashless Exercise Program” shall mean, in connection with the exercise of any option by the Management Stockholder, an arrangement whereby the Management Stockholder, through a broker unaffiliated with the Company, irrevocably elects to allow such broker to sell Option Exercise Shares and remit the proceeds of such sale to the Company as payment for the applicable Option Exercise Price and Withholding Taxes, which arrangement shall in all events be compliant with the applicable requirements and limitations of the Sarbanes-Oxley Act of 2002.

(c) Section 5(b) of the Management Stockholders Agreement is hereby amended by inserting the following term after the defined term “Option Exercise Price” and before the defined term “Option Plan”, each as contained therein:

“Option Exercise Shares” shall mean the cumulative total number of shares of Stock that would have been delivered to the Management Stockholder upon his exercise of any Option, but for the Management Stockholder’s election, at the time of any such exercise of any such Option, to sell, pursuant to a Cashless Exercise Program, the number of shares of Stock that would otherwise have been delivered to the Management Stockholder upon such exercise having a Fair Market Value, at each such exercise, equal to the sum of (x) the Option Exercise Price being paid by the Management Stockholder at the time of such exercise and (y) the minimum dollar amount of the withholding due in respect of any Federal, state or local income and employment taxes due in respect of such exercise at such time (“Withholding Taxes”). The Company shall accurately maintain a written accounting at all times of the number of Option Exercise Shares that have (i) accumulated through the Management Stockholder’s exercise of any Options in the manner described herein and (ii) been used to reduce the number of shares of Stock available to be registered under Section 7(c) of this Agreement, which written accounting shall be available to the Management Stockholder Entities at any time upon reasonable advance written request to review delivered to the Company by any Management Stockholder Entity (such written accounting, the “Option Exercise Share Tally”).

(d) Section 7(c) of the Management Stockholders Agreement is hereby amended by inserting the following proviso and subsequent definitions to the end of such Section 7(c):

“; provided, however, that the maximum number of shares of Stock calculated hereunder which could otherwise be registered under this Section 7 (the “Proposed Registerable Shares”) shall be reduced (but not below zero) by the net positive number of any Option Exercise Shares that have accumulated on the Option Exercise Share Tally as in effect immediately prior to the date the Company receives a Request (the “Tally Date”). For the avoidance of doubt, no shares of Stock shall be registered in any Proposed Registration for the benefit of the Management Stockholder Entities unless the number of Option Exercise Shares contained on the Option Exercise Share Tally on the Tally Date is less than the applicable number of the Proposed Registerable Shares.”

2. Governing Law. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Amendment, except to the extent that the issue or transfer of Stock shall be subject to mandatory provisions of the laws of The Netherlands.

3. No Other Amendments. Except to the extent expressly amended by this Amendment, all terms of the Management Stockholders Agreement shall remain in full force and effect without amendment, change or modification.

4. Counterparts. This Amendment may be executed in counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, each of the following have executed this Amendment as of the date first set forth above.

NIELSEN HOLDINGS B.V.

By:	/s/ James Attwood
Name: James Attwood
Title: Managing Director

VALCON ACQUISITION HOLDING (LUXEMBOURG) S.À.R.L.

By:	/s/ Wolfgang Zettel	By:	/s/ Patrick Healy
	Name: W. Zettel		Name: Patrick Healy
	Title: Manager A		Title: Manager B

MANAGEMENT STOCKHOLDER

/s/ David L. Calhoun
David L. Calhoun

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